Exhibit (10)(c)

[Forum Letterhead]




                                                              November 30, 1998


Schroder Capital Funds (Delaware)
Two Portland Square
Portland, ME  04102

Dear Sir or Madam:

         This opinion is furnished in connection with the registration, under the Securities Act of 1933, as amended, of an indefinite number of shares of beneficial interest ("Shares") of Schroder Greater China Fund (the "Fund"), a series of Schroder Capital Funds (Delaware) (the "Trust"). Forum Administrative Services, LLC ("Forum") serves as administrator to the Trust, and I am General Counsel to Forum.

         Forum's legal staff has participated in various matters pertaining to the Trust, including (i) the organization of the Trust, (ii) the drafting of the Trust's governing documents, (iii) the registration of the Trust under the Investment Company Act of 1940, as amended, and (iv) the preparation of the Trust's Registration Statement on Form N-1A ("Registration Statement") to register shares of previously existing series of the Trust. We also have participated in the preparation of the Registration Statement (and the prospectuses contained therein) relating to registration of the Shares. Based upon my knowledge of the foregoing and upon examination of such records of the Trust and such other documents (either certified or otherwise accepted as genuine), as I have deemed appropriate and necessary, I am of the opinion that:

         (1) The Trust is validly organized and in good standing in the State of Delaware;

         (2) The Trust's Board of Trustees (the "Board") is authorized to create and establish an unlimited number of series of shares, and each series duly established by the Board may issue an unlimited number of shares. The Fund has been duly authorized and established by the Board, and the unlimited number of unissued Shares of the Fund, which are currently being registered, may be validly issued from time to time in accordance with the Trust's Trust Instrument and By-laws; and

         (3) When the Shares of the Fund are duly sold, issued, and paid for as set forth in the Trust Instrument and in the Fund's Prospectuses, such Shares will be legally issued, fully paid, and nonassessable by the Trust.

Schroder Capital Funds (Delaware)
November 30, 1998
Page 2




         I express this opinion as a member of the bars of the State of Maine and the District of Columbia. I have made such examination of Delaware law, as I have deemed relevant for purposes of this opinion. I express no opinion as to the effect of the laws, rules and regulations of any state or jurisdiction other than the State of Delaware.

         I hereby consent to the filing of this opinion as an exhibit to the amendment to the Trust's Registration Statement in which the Shares are being registered.

                                                              Sincerely,




                                                              David I. Goldstein
                                                              General Counsel